Exhibit 99.1

NEWS RELEASE

INVUITY REPORTS 2016 SECOND QUARTER AND SIX-MONTH FINANCIAL RESULTS

Achieves 73 percent year-over-year revenue growth

SAN FRANCISCO, July 19, 2016 - Invuity, Inc. (NASDAQ:IVTY), a leading surgical photonics company, today reported financial results for the second quarter and six months ended June 30, 2016.

Q2 2016 Highlights

•	Revenue grew 73 percent to $8.2 million compared to revenue of $4.7 million in the 2015 second quarter.
•	Gross margin expansion continued to 74.6 percent compared to 61.0 percent for the 2015 second quarter.
•	Approximately 610 customers purchased Invuity devices in the second quarter of 2016, up from 445 customers in the second quarter of 2015.
•	Approximately 186,000 procedures have been performed using Invuity devices.

"We had a strong second quarter highlighted by 73 percent revenue growth and continued execution on our development plans to expand our advanced photonics technology to additional complementary surgical procedures and modalities,” said President and CEO Philip Sawyer.  “We are pleased with our progress to date and excited about our momentum towards the widespread adoption of our unique devices and technologies, which provide meaningful clinical and economic value to surgeons and hospitals.”

Financial Results

Revenue was $8.2 million for the second quarter 2016, compared to $4.7 million for the second quarter in 2015, driven by an increase in active accounts and an increase in the revenue per active account.

Gross margin for the 2016 second quarter was 74.6 percent, compared to 61.0 percent for the same period in 2015. Gross margin has benefited from the recent introduction of our non-conductive polymer based retractors, and from overhead efficiencies due to increased sales volumes.

Total operating expenses for the 2016 second quarter were $15.8 million, compared to $11.8 million in the prior year period. We have continued to invest in our commercial platform consistent with our stated objectives, including the continued ramp up in sales reps and increased product development efforts in support of our new product pipeline.

The net loss for the second quarter of 2016 was $10.1 million, or $0.76 loss per share, compared to a net loss of $9.3 million, or $3.20 loss per share, for the second quarter of 2015.

The Company's balance sheet as of June 30, 2016 showed total cash and cash equivalents of $25.5 million.

Conference Call

Invuity's management will discuss the Company's financial results for the second quarter ended June 30, 2016, and provide a general business update during a conference call beginning at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time today, July 19, 2016. To join the live call, participants may dial 1-877-556-8638 (U.S.) or 1-615-247-0174 (International), Conference ID: 47469934.  To listen to the live call via Invuity's website, go to www.invuity.com, in the Events & Presentations section. A webcast replay of the call will be available following the conclusion of the call for a period of 90 days in the Events & Presentations section of the website.

About Invuity®

Invuity, Inc. is a medical technology company focused on developing and marketing advanced photonics devices to improve the ability of surgeons to illuminate and visualize the surgical cavity during open minimally invasive and minimal access surgery. The company's patented Intelligent Photonics™ technology enables enhanced surgical precision, efficiency and safety by providing superior visualization. Clinical applications include breast and thyroid oncology, plastic reconstructive, spine, orthopedic, cardiothoracic and general surgery among others. Invuity is headquartered in San Francisco, CA. For more information, visitwww.invuity.com.

Forward-Looking Statements

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding financial results, future product introductions, future marketing initiatives, market opportunities and potential results from future new initiatives. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand or failure to gain market acceptance for the Company's devices; the Company's ability to demonstrate to and gain approval from hospitals to use the Company's devices; the highly competitive business environment for surgical medical devices; the Company's ability to sell its devices at prices that support its current business strategies; difficulty forecasting future financial performance; protection of the Company's intellectual property; and compliance with necessary regulatory clearances or approvals. The Company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect the Company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors," which are on file with the Securities and Exchange Commission.

CONTACT:

Company Contact:

         Jim Mackaness

         Chief Financial Officer

         Invuity, Inc.

         415-655-2129

         Investors:

         Mark Klausner

         Westwicke Partners

         443-213-0501

         irdept@invuity.com

INVUITY, INC.

Condensed Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$8,223	$4,747	$14,627	$9,189
Cost of goods sold	2,091	1,849	4,196	3,571
Gross profit	6,132	2,898	10,431	5,618
Operating expenses:
Research and development	2,340	1,857	4,941	3,757
Selling, general and administrative	13,429	9,907	26,750	18,840
Total operating expenses	15,769	11,764	31,691	22,597
Loss from operations	(9,637)	(8,866)	(21,260)	(16,979)
Interest expense	(505)	(504)	(1,009)	(873)
Interest and other income (expense), net	13	24	30	(526)
Net loss and comprehensive loss	$(10,129)	$(9,346)	$(22,239)	$(18,378)
Net loss per common share, basic and diluted	$(0.76)	$(3.20)	$(1.66)	$(10.11)
Weighted-average shares used to compute net loss per common share, basic and diluted	13,404,007	2,919,823	13,399,775	1,817,673

Balance Sheet

as of June 30, 2016 and December 31, 2015

(In thousands, except share and per share amounts)

(Unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$25,456	$46,296
Accounts receivable, net	4,514	3,619
Inventory	5,450	5,182
Prepaid expenses and other current assets	572	923
Total current assets	35,992	56,020
Restricted Cash	1,090	1,090
Property and equipment, net	8,752	9,195
Other non-current assets	285	—
Total assets	$46,119	$66,305
Liabilities, Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,369	$2,458
Accrued and other current liabilities	4,951	4,214
Short-term debt—related party	750	—
Total current liabilities	8,070	6,672
Deferred rent	2,771	2,810
Long-term debt—related party	13,801	14,480
Total liabilities	24,642	23,962
Commitments and contingencies
Stockholders’ equity :
Preferred stock, $0.001 par value—10,000,000 shares authorized at June 30, 2016 and December 31, 2015, respectively; no shares issued and outstanding at June 30, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value—100,000,000 shares authorized at June 30, 2016 and December 31, 2015, respectively;13,444,818 and 13,392,358 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	13	13
Additional paid-in capital	149,309	147,937
Accumulated deficit	(127,845)	(105,607)
Total stockholders’ equity	21,477	42,343
Total liabilities and stockholders’ equity	$46,119	$66,305

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